Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Christine Pietryla, Pietryla Enterprises/Public Relations (312) 276-5177 E-mail: cpietryla@pietryla.com
SERVIDYNE NAMES NEW PRESIDENT AND CHIEF OPERATING
OFFICER, ANNOUNCES SALE OF INVESTMENT PROPERTY,
DECLARES QUARTERLY DIVIDEND
ATLANTA — June 14, 2010 — SERVIDYNE, INC. (Nasdaq: SERV), an energy efficiency and demand response company, today announced that the Board of Directors has elected M. Todd Jarvis as the Company’s new President and Chief Operating Officer, in addition to his ongoing role as president and chief executive officer of the Company’s Building Performance Efficiency (“BPE”) Segment.
“I am very pleased to announce this well deserved promotion,” said Alan R. Abrams, who remains the Company’s Chairman of the Board and Chief Executive Officer. “As the leader of our core BPE Segment, Todd has been instrumental in helping us reposition the Company for accelerating growth, and he continues to have a creative and constructive impact on the Company and our business prospects. I believe this promotion certainly will support that goal.”
Mr. Jarvis, 44, has been president of the BPE Segment since its inception in May 2006, and its chief executive officer since May 2007. He also has served as president of the Company’s subsidiary, Servidyne Systems, LLC, since 2006, and as its chief executive officer since 2007. Mr. Jarvis joined the Company in December 2003, upon the Company’s acquisition of The Wheatstone Energy Group, Inc., which he co-founded in 1992. Mr. Jarvis holds a bachelors degree in Agricultural Engineering Technology & Business from Mississippi State University.
“It is my privilege to lead Servidyne’s highly credentialed team of experts, who we have assembled to help our customers achieve their energy efficiency and demand response goals and objectives, and meet the difficult challenges they face in managing the ever increasing energy and operating costs associated with operating their buildings,” noted Mr. Jarvis. “I believe Servidyne is well positioned to take advantage of the expected growth in market demand in the United States, and I am excited about our prospects for continuing growth in the near term, as well as over the longer term.”
Investment Property Sale
The Company also reported that it has successfully closed on the sale of its shopping center in Jacksonville, Florida, generating a gain on sale in the first quarter of fiscal 2011, ending July 31, 2010, and net cash proceeds of approximately $2 million.

Quarterly Dividend
Additionally, the Company reported that the Board of Directors has declared a cash dividend in the amount of $.01 per share, the Company’s 124th consecutive quarterly dividend, payable on July 15, 2010, to shareholders of record on June 24, 2010.
About Servidyne
Established in 1925, Servidyne, Inc. is headquartered in Atlanta, Georgia, and operates globally through its wholly—owned subsidiaries. The Company provides comprehensive energy efficiency and demand response solutions, sustainability programs, and other products and services that significantly enhance the operating and financial performance of existing buildings. Servidyne enables its customers to cut energy consumption and realize immediate cost savings across their portfolios, while reducing greenhouse gas emissions and improving the comfort and satisfaction of their buildings’ occupants. The Company serves a broad range of markets in the United States and internationally, including owners and operators of corporate, commercial office, hospitality, gaming, retail, light industrial, distribution, healthcare, government, multi-family and education facilities, as well as energy services companies and public and private utilities. Servidyne also owns commercial income-producing properties in the Southeast. For more information, please visit www.servidyne.com or call 770-953-0304.
Certain statements contained or incorporated by reference in this press release, including without limitation, statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “plan,” “project,” “forecast,” “should,” and words of similar import, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements in this press release include statements regarding: the Company’s belief that Mr. Jarvis’ promotion will support its goal of accelerating growth, the Company’s belief that its team of employee professionals can help its customers achieve their energy efficiency and demand response goals and objectives and meet the challenges they face in managing the energy and operating costs associated with operating their buildings, the Company’s belief that it is well positioned to take advantage of the expected growth in market demand in the United States, and the Company’s expectations of its prospects for continuing growth in the near term as well as over the longer term. Forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance, or achievements of Servidyne, Inc. to be materially different from any future results, performance, or uncertainties expressed or implied by such forward-looking statements. Factors affecting forward-looking statements in this release include, without limitation, the factors identified under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended April 30, 2009, as updated from time to time in the Company’s Quarterly Reports on Form 10-Q. Servidyne, Inc. does not undertake to update these forward-looking statements.
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